As filed with the Securities and Exchange Commission on March 13, 2009

Registration Nos. 333-153615

811-6161

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

☑ Post-Effective Amendment No. 1

(Check Appropriate Box or Boxes)

Allianz Funds

(Exact Name of Registrant as Specified in Charter)

1345 Avenue of the Americas, New York, NY 10105

(Address of principal executive offices) (Zip code)

(888) 852-3922

(Registrant’s telephone number, including area code)

E. Blake Moore, Jr.

c/o Allianz Global Investors Distributors LLC

1345 Avenue of the Americas

New York, NY 10105

Name and address of agent for service:

Copies to:

William V. Healey, Esq.

c/o Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, NY 10105

David C. Sullivan, Esq.

Ropes & Gray LLP

One International Place

Boston, MA 02110

As soon as practicable after this Registration Statement becomes effective.

(Approximate Date of Proposed Public Offering)

It is proposed that this filing will become effective immediately pursuant to Rule 462(d).

The Registrant has registered an indefinite amount of its shares of beneficial interest under the Securities Act of 1933, pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon Rule 24f-2, no filing fee is being paid at this time.

This Amendment to the Registration Statement on Form N-14 of Allianz Funds (the “Trust”), filed with the Commission on September 22, 2008 (Accession No. 0001193125-08-199192; 1933 Act Registration No. 333-153615) (the “Registration Statement”), is being filed solely to add Exhibit 12 to the Registration Statement. The prospectus and statement of additional information included in the Registration Statement are incorporated herein by reference.

PART C

Item 15.	Indemnification

Reference is made to Article VIII, Section 1, of the Registrant’s Fifth Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference herein.

Item 16. Exhibits

(1)	Fifth Amended and Restated Agreement and Declaration of Trust, dated as of July 16, 2007 (40).

(2)	Fifth Amended and Restated Bylaws, dated March 9, 2006 (32).

(3)	Voting trust agreements affecting more than 5% of any class of equity securities – None.

(4)	Agreement and Plan of Reorganization (46).

(5)	(a)	Article III (Shares) and Article V (Shareholders’ Voting Powers and Meetings) of the Fifth Amended and Restated Agreement and Declaration of Trust (40).

(b)	Article 9 (Issuance of Shares Certificates) and Article 11 (Shareholders’ Voting Powers and Meetings) of the Fifth Amended and Restated Bylaws (32).

(6)	(a)	(i)	Form of Amended and Restated Investment Advisory Agreement dated as of May 5, 2000 (5).

(ii)	Addendum to Investment Advisory Agreement to add the NFJ International Value Fund (27).

	(iii)	Form of Addendum to Investment Advisory Agreement to decrease the advisory fee rate with respect to PIMCO Growth & Income Fund (f/k/a PIMCO Mid-Cap Equity Fund) and to add the PIMCO Healthcare Innovation, PIMCO Internet Innovation, PIMCO Small-Cap Technology, PIMCO Telecom Innovation, PIMCO Electronics Innovation, PIMCO/Allianz New Asia, PIMCO/Allianz Europe Growth, PIMCO/Allianz Select World and PIMCO/Allianz Emerging Markets Funds (5).

	(iv)	Form of Addendum to Investment Advisory Agreement to add the Select Value Fund (9).

	(v)	Form of Addendum to Investment Advisory Agreement to add the PIMCO RCM International Growth Equity Fund, PIMCO RCM Emerging Markets Fund, PIMCO RCM Europe Fund, PIMCO RCM Global Small-Cap Fund, PIMCO RCM Global Technology Fund, PIMCO RCM Global Healthcare Fund, PIMCO RCM Large-Cap Growth Fund, PIMCO RCM Tax-Managed Growth Fund, PIMCO RCM Mid-Cap Fund, PIMCO RCM Small-Cap Fund, PIMCO RCM Biotechnology Fund, PIMCO RCM Balanced Fund and PIMCO RCM Global Equity Fund (11).

	(vi)	Form of addendum to Investment Advisory Agreement to add the PIMCO NACM Core Equity Fund, PIMCO NACM Global Fund, PIMCO NACM Growth Fund, PIMCO NACM International Fund, PIMCO NACM Flex-Cap Value Fund, PIMCO NACM Pacific Rim Fund and PIMCO NACM Value Fund (12).

	(vii)	Form of Novation of Amended and Restated Investment Advisory Agreement, dated September 30, 2002, naming PIMCO Funds Advisors LLC as Adviser to the Trust (14).

	(viii)	Form of Addendum to Investment Advisory Agreement to add the Multi-Discipline Portfolio (19).

	(ix)	Form of Addendum to Investment Advisory Agreement to add the PIMCO RCM Europe Fund (21).

	(x)	Form of Addendum to Investment Advisory Agreement to add the PIMCO RCM Global Resources Fund and PIMCO RCM Global Financial Services Fund (24).

	(xi)	Form of Addendum to Investment Advisory Agreement to add the PIMCO NACM International Core Fund (23).

	(xii)	Addendum to Investment Advisory Agreement to add the Allianz OCC Core Equity Fund (27).

	(xiii)	Form of Addendum to Investment Advisory Agreement to add the Allianz RCM Small-Cap Growth Fund (30).

	(xiv)	Form of Addendum to Investment Advisory Agreement to add the Allianz RCM Strategic Growth Fund (32).

	(xv)	Form of Addendum to Investment Advisory Agreement to add the Allianz NACM Emerging Markets Opportunities, Allianz NFJ Mid-Cap Value and Allianz OCC International Equity Funds (33).

	(xvi)	Form of Addendum to Investment Advisory Agreement to add the Allianz NACM Income & Growth Fund (37).

	(xvii)	Form of Addendum to Investment Advisory Agreement to add the Allianz NACM Mid-Cap Growth Fund (39).

	(xviii)	Form of Addendum to Investment Advisory Agreement to add the Allianz OCC Small-Cap Value Fund (41).

(b)	(i)	Form of Portfolio Management Agreement with NFJ Investment Group (5).

	(ii)	Form of Portfolio Management Agreement with Cadence Capital Management (5).

	(iii)	Portfolio Management Agreement with Parametric Portfolio Associates (9).

(iv)	Form of Portfolio Management Agreement with PIMCO/Allianz Investment Advisors LLC (6).

(v)	Form of Portfolio Management Agreement with Dresdner RCM Global Investors LLC (11).

(vi)	Form of Portfolio Management Agreement with Nicholas-Applegate Capital Management (12).

(vii)	Form of Portfolio Management Agreement with Pacific Investment Management Company LLC (19).

(viii)	Portfolio Management Agreement with PIMCO Equity Advisors LLC (25).

(ix)	Portfolio Management Agreement with Oppenheimer Capital LLC (27).

(x)	Form of Novation of Portfolio Management Agreement with NFJ Investment Group (14).

(xi)	Form of Novation of Portfolio Management Agreement with Cadence Capital Management (14).

(xii)	Form of Novation of Portfolio Management Agreement with Parametric Portfolio Associates (14).

(xiii)	Form of Novation of Portfolio Management Agreement with PIMCO Equity Advisors (14).

(xiv)	Form of Novation of Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (14).

(xv)	Form of Novation of Portfolio Management Agreement with Nicholas-Applegate Capital Management (14).

(xvi)	Form of Addendum to Portfolio Management Agreement with PIMCO Equity Advisors (19).

(xvii)	Form of Addendum to Portfolio Management Agreement with NFJ Investment Group (19).

(xviii)	Form of Addendum to Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (19).

(xix)	Form of Addendum to Portfolio Management Agreement with Nicholas Applegate Capital Management (19).

(xx)	Form of Portfolio Management Agreement with Parametric Portfolio Associates (19).

(xxi)	Form of Addendum to Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (21).

(xxii)	Form of Addendum to Portfolio Management Agreement with Dresdner RCM Global Investors, LLC (22).

(xxiii)	Form of Addendum to Portfolio Management Agreement with Nicholas-Applegate Capital Management (23).

(xxiv)	Addendum to Portfolio Management Agreement with NFJ Investment Group to add the NFJ International Value Fund (27).

(xxv)	Form of Addendum to Portfolio Management Agreement with RCM Capital Management LLC to add the Allianz RCM Small-Cap Growth Fund (30).

(xxvi)	Form of Addendum to Portfolio Management Agreement with RCM Capital Management LLC to add the Allianz RCM Strategic Growth Fund (32).

(xxvii)	Form of Addendum to Portfolio Management Agreement with Oppenheimer Capital LLC to add the Allianz OCC International Equity Fund (33).

		(xxviii)	Form of Addendum to Portfolio Management Agreement with Nicholas-Applegate Capital Management LLC to add the Allianz NACM Emerging Markets Opportunities Fund (34).

		(xxix)	Form of Addendum to Portfolio Management Agreement with NFJ Investment Group to add the Allianz NFJ Mid-Cap Value Fund (35).

		(xxx)	Form of Novation of Portfolio Management Agreement between Allianz Global Investors Fund Management LLC, PEA Capital LLC and Oppenheimer Capital LLC (36).

		(xxxi)	Form of Addendum to Portfolio Management Agreement with Nicholas-Applegate Capital Management LLC to add the Allianz NACM Income & Growth Fund (37).

		(xxxii)	Form of Addendum to Portfolio Management Agreement with Nicholas-Applegate Capital Management LLC to add the Allianz NACM Mid-Cap Growth Fund (39).

		(xxxiii)	Form of Addendum to Portfolio Management Agreement with Oppenheimer Capital LLC to add the Allianz OCC Small-Cap Value Fund (41).

		(xxxiv)	Addendum to Portfolio Management Agreement with NFJ Investment Group to add the Allianz Global Investors Value Fund (45).

(7)	(a)	Form of Amended and Restated Distribution Contract (15).

	(b)	Supplement to Distribution Contract to add the PIMCO Large-Cap Value, PIMCO International Value, PIMCO Balanced Value, PIMCO Core Equity, PIMCO Small-Cap Value, PIMCO Disciplined Value and PIMCO Mid-Cap Value Funds (17).

	(c)	Form of Supplement to Distribution Contract to add PIMCO Multi-Discipline Portfolio (19).

	(d)	Form of Supplement to Distribution Contract to add PIMCO RCM Europe Fund (21).

	(e)	Supplement to Distribution Contract to add PIMCO RCM Global Resources Fund and PIMCO RCM Global Financial Services Fund (24).

	(f)	Form of Supplement to Distribution Contract to add PIMCO NACM International Core Fund (23).

	(g)	Supplement to Distribution Contract to add OCC Core Equity and NFJ International Value Funds (27).

	(h)	Form of Dealer Agreement (7).

	(i)	Form of Supplement to Distribution Contract to add the Allianz RCM Small-Cap Growth Fund (30).

	(j)	Form of Supplement to Distribution Contract to add the Allianz RCM Strategic Growth Fund (32).

	(k)	Form of Supplement to Distribution Contract to add the Allianz NACM Emerging Markets Opportunities, Allianz NFJ Mid-Cap Value and Allianz OCC International Equity Funds (33).

	(l)	Form of Supplement to the Distribution Contract to add the Allianz NACM Income & Growth Fund (37).

	(m)	Form of Supplement to Distribution Contract to add the Allianz NACM Mid-Cap Growth Fund (39).

	(n)	Form of Supplement to Distribution Contract to add the Allianz OCC Small-Cap Value Fund (41).

	(o)	Form of Amended and Restated Distribution Contract (43).

(8)	Bonus, profit-sharing or pension plans – None.

(9)	(a)	Form of Custody and Investment Accounting Agreement dated January 1, 2000 with State Street Bank & Trust Company (5).

	(b)	Form of Amendment to Custody and Investment Accounting Agreement with State Street Bank & Trust Company (9).

(10)	(a)	Form of Distribution and Servicing Plan (Class A) (3).

	(b)	Form of Distribution and Servicing Plan (Class B) (3).

	(c)	Form of Distribution and Servicing Plan (Class C) (3).

	(d)	Form of Distribution Plan for Administrative Class Shares (3).

	(e)	Amended and Restated Distribution Plan for Administrative Class Shares (26).

	(f)	Form of Distribution Plan for Class D Shares included as part of the Form of Amended and Restated Administration Agreement included in Exhibit (13)(a)(xix).

	(g)	Form of Distribution and Servicing Plan for Class R shares (16).

	(h)	Seventh Amended and Restated Multi-Class Plan dated June 10, 2008 (43).

(11)	Opinion and Consent of Counsel as to legality of securities being registered (46).

(12)	Opinion and Consent of Counsel as to tax matters. Filed herewith.

(13)	(a)	Administration Agreements

		(i)	Form of Amended and Restated Administration Agreement between the Trust and PIMCO Advisors L.P. (5).

		(ii)	Revised Schedule to Administrative Agreement (Exhibit A) as of December 6, 2001 (11).

		(iii)	Revised Schedule to Administrative Agreement (Exhibit A) as of June, 2002 (12).

		(iv)	Form of Revised Schedule to Administrative Agreement (Exhibit A) as of December, 2002 (15).

		(v)	Form of Revised Schedule to Administrative Agreement (Exhibit A) as of December, 2003 (20).

		(vi)	Amended and Restated Administration Agreement between the Trust and PIMCO Advisors Fund Management LLC dated March 7, 2003 (18).

		(vii)	Updated Schedule to Administration Agreement (19).

		(viii)	Form of Updated Schedule to Administration Agreement (21).

	(ix)	Form of Updated Schedule to Administration Agreement (23).

	(x)	Updated Schedule to Administration Agreement (24).

	(xi)	Form of Administration Agreement between the Trust and PIMCO Funds Advisors LLC (14).

	(xii)	Amended and Restated Administration Agreement (27).

	(xiii)	Form of Revised Schedule to Amended and Restated Administration Agreement (Exhibit A) as of January 2006 (30).

	(xiv)	Form of Revised Schedule to Amended and Restated Administration Agreement (Exhibit A) as of April 1, 2006 (32).

	(xv)	Form of Revised Schedule to Amended and Restated Administration Agreement (Exhibit A) (33).

	(xvi)	Form of Revised Schedule to Amended and Restated Administration Agreement (Exhibit A) as of February 28, 2007 (38).

	(xvii)	Form of Revised Schedule to Amended and Restated Administration Agreement (Exhibit A) as of June 27, 2007 (39).

	(xviii)	Form of Revised Schedule to Amended and Restated Administration Agreement (Exhibit A) as of October 23, 2007 (41).

	(xix)	Form of Amended and Restated Administration Agreement between the Trust and Allianz Global Investors Fund Management LLC (43).

	(xx)	Form of Sub-Administration Agreement between Allianz Global Investors Fund Management LLC and State Street Bank & Trust Company (28).

(b)	Agency Agreements

	(i)	Form of Agency Agreement and Addenda (1).

	(ii)	Form of Addendum to Agency Agreement (3).

	(iii)	Form of Assignment of Agency Agreement (3).

	(iv)	Form of Addendum to Agency Agreement (4).

(c)	Transfer Agency and Services Agreements

	(i)	Form of Transfer Agency and Services Agreement with National Financial Data Services (8).

	(ii)	Form of Transfer Agency and Services Agreement with First Data Investor Services Group, Inc. dated November 9, 1998, as amended July 20, 1999 (5).

(a) Amendment Number Two to the Transfer Agency and Series Agreement with First Data Investor Services Group, Inc. (9).

	(iii)	Form of Transfer Agency and Services Agreement with State Street Bank and Trust Company, including Form of Novation and Amendment of Transfer Agency Agreement (11).

	(iv)	Form of Revised Schedule to Transfer Agency and Services Agreement with Boston Financial Data Services, Inc. (43).

	(v)	Transfer Agency and Service Agreement with Boston Financial Data Services, Inc. dated October 3, 2008 (42).

	(d)	Form of Service Plan for Institutional Services Shares (4).

	(e)	Form of Administrative Services Plan for Administrative Class Shares (3).

	(f)	Amended and Restated Administrative Services Plan for Administrative Class Shares (26).

	(g)	Form of Securities Lending Authorization Agreement with State Street Bank and Trust Company (13).

	(h)	Securities Lending Agency Agreement with Dresdner Bank AG (27).

(14)	Consent of PricewaterhouseCoopers LLP (46).

(15)	Financial Statements omitted pursuant to Item 14(1) – None.

(16)	Powers of Attorney (46).

(17)	(a)	Form of Proxy (46).

	(b)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Class A, B and C shares of the Trust’s Domestic Stock Funds, as supplemented (42).

	(c)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Class D shares of the Trust’s Domestic Stock Funds, as supplemented (42).

	(d)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Class R shares of the Trust’s Stock Funds, as supplemented (42).

	(e)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Institutional Class and Administrative Class shares of the Trust’s Stock Funds, as supplemented (42).

	(f)	Statement of Additional Information of the Trust dated November 1, 2008 (as revised as of January 1, 2009) (42).

	(g)	Allianz Funds, Allianz Multi-Strategy Funds and PIMCO Funds Shareholders’ Guide for Class A, B, C and R shares (42).

	(h)	Registrant’s June 30, 2008 Annual Report for Class A, B and C shares of the Trust’s International/Sector Stock Funds (44).

	(i)	Registrant’s June 30, 2008 Annual Report for Class D shares of the Trust’s International/Sector Stock Funds (44).

	(j)	Registrant’s June 30, 2008 Annual Report for Class R shares of the Trust’s Stock Funds (44).

	(k)	Registrant’s June 30, 2008 Annual Report for Institutional Class and Administrative Class shares of the Trust’s Stock Funds (44).

1.	Incorporated by reference from Post-Effective Amendment No. 22 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on July 1, 1996.

2.	Incorporated by reference from Definitive Proxy Statement of the Trust (File No. 811-06161), as filed on November 7, 1996.

3.	Incorporated by reference from Post-Effective Amendment No. 25 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on January 13, 1997.

4.	Incorporated by reference from Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 1997.

5.	Incorporated by reference from Post-Effective Amendment No. 51 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 17, 2000.

6.	Incorporated by reference from Post-Effective Amendment No. 53 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 2000.

7.	Incorporated by reference from the Registration Statement on Form N-14 of the Trust (File No. 333-54506), as filed on January 29, 2001.

8.	Incorporated by reference from Post-Effective Amendment No. 55 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 6, 2001.

9.	Incorporated by reference from Post-Effective Amendment No. 59 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 31, 2001.

10.	Incorporated by reference from Post-Effective Amendment No. 64 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 2001.

11.	Incorporated by reference from Post-Effective Amendment No. 66 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 28, 2001.

12.	Incorporated by reference from Post-Effective Amendment No. 71 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on July 19, 2002.

13.	Incorporated by reference from Post-Effective Amendment No. 72 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 29, 2002.

14.	Incorporated by reference from Post-Effective Amendment No. 74 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 31, 2002.

15.	Incorporated by reference from Post-Effective Amendment No. 81 under the Investment Company Act to the Trust’s Registration Statement on Form N-1A (File No. 811-6161), as filed on December 16, 2002.

16.	Incorporated by reference from Post-Effective Amendment No. 76 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 30, 2002.

17.	Incorporated by reference from Post-Effective Amendment No. 79 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 1, 2003.

18.	Incorporated by reference from the Registration Statement on Form N-14 of the Trust (File No. 333-106248), as filed on June 18, 2003.

19.	Incorporated by reference from Post-Effective Amendment No. 83 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 28, 2003.

20.	Incorporated by reference from Post-Effective Amendment No. 85 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 15, 2003.

21.	Incorporated by reference from Post-Effective Amendment No. 86 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on January 16, 2004.

22.	Incorporated by reference from Post-Effective Amendment No. 88 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 16, 2004.

23.	Incorporated by reference from Post-Effective Amendment No. 89 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on June 16, 2004.

24.	Incorporated by reference from Post-Effective Amendment No. 92 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on September 1, 2004.

25.	Incorporated by reference from Post-Effective Amendment No. 93 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on November 1, 2004.

26.	Incorporated by reference from Post-Effective Amendment No. 94 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on January 14, 2005.

27.	Incorporated by reference from Post-Effective Amendment No. 100 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on April 1, 2005.

28.	Incorporated by reference from Post-Effective Amendment No. 105 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on November 1, 2005.

29.	Incorporated by reference from Post-Effective Amendment No. 106 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on November 10, 2005.

30.	Incorporated by reference from Post-Effective Amendment No. 108 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 30, 2005.

31.	Incorporated by reference from Post-Effective Amendment No. 111 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on January 9, 2006.

32.	Incorporated by reference from Post-Effective Amendment No. 114 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on March 31, 2006.

33.	Incorporated by reference from Post-Effective Amendment No. 120 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on June 30, 2006.

34.	Incorporated by reference from Post-Effective Amendment No. 121 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 7, 2006.

35.	Incorporated by reference from Post-Effective Amendment No. 122 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 21, 2006.

36.	Incorporated by reference from Post-Effective Amendment No. 124 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on November 1, 2006.

37.	Incorporated by reference from Post-Effective Amendment No. 125 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on December 13, 2006.

38.	Incorporated by reference from Post-Effective Amendment No. 126 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on February 26, 2007.

39.	Incorporated by reference from Post-Effective Amendment No. 128 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on June 27, 2007.

40.	Incorporated by reference from Post-Effective Amendment No. 129 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on August 9, 2007.

41.	Incorporated by reference from Post-Effective Amendment No. 131 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on October 23, 2007.

42.	Incorporated by reference from Post-Effective Amendment No. 136 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on November 1, 2008 (as revised as of January 1, 2009).

43.	Incorporated by reference from Post-Effective Amendment No. 134 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed on July 1, 2008.

44.	Incorporated by reference from the Trust’s Annual Report on Form N-CSR (File No. 811-06161), as filed on September 4, 2008 (Accession No. 0001193125-08-190154).

45.	Incorporated by reference from Post-Effective Amendment No. 135 to the Trust’s Registration Statement on Form N-1A (File No. 33-36528), as filed August 29, 2008.

46.	Incorporated by reference from the Trust’s Registration Statement on Form N-14 (File No. 333-153615), as filed on September 22, 2008 (Accession No. 0001193125-08-199192).

Item 17.	Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment of the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Agreement and Declaration of Allianz Funds (the “Trust”), together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

SIGNATURES

As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registrant’s Registration Statement has been signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, and the State of New York on the 9th day of March, 2009.

ALLIANZ FUNDS

By:	/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr.
President and Chief Executive Officer

As required by the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ E. Blake Moore, Jr. E. Blake Moore, Jr.	President and Chief Executive Officer	March 9, 2009

/s/ Brian S. Shlissel* Brian S. Shlissel	Treasurer and Principal Financial and Accounting Officer	March 9, 2009

/s/ Gary A. Childress* Gary A. Childress	Trustee	March 9, 2009

/s/ Theodore J. Coburn* Theodore J. Coburn	Trustee	March 9, 2009

/s/ F. Ford Drummond* F. Ford Drummond	Trustee	March 9, 2009

/s/ Udo Frank* Udo Frank	Trustee	March 9, 2009

/s/ James S. MacLeod* James S. MacLeod	Trustee	March 9, 2009

/s/ John C. Maney* John C. Maney	Trustee	March 9, 2009

/s/ W. Bryant Stooks* W. Bryant Stooks	Trustee	March 9, 2009

/s/ Gerald M. Thorne* Gerald M. Thorne	Trustee	March 9, 2009

/s/ Davey S. Scoon* Davey S. Scoon	Trustee	March 9, 2009

/s/ Edward E. Sheridan* Edward E. Sheridan	Trustee	March 9, 2009

/s/ James W. Zug* James W. Zug	Trustee	March 9, 2009

* By:	/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr.
Attorney-In-Fact
Date: March 9, 2009

EXHIBIT INDEX

Exhibit No.	Title of Exhibit

(12)	Opinion and Consent of Counsel as to tax matters.

(99)(a)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Class A, B and C shares of the Trust’s Domestic Stock Funds, as supplemented.

(99)(b)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Class D shares of the Trust’s Domestic Funds, as supplemented.

(99)(c)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Class R shares of the Trust’s Stock Funds, as supplemented.

(99)(d)	Prospectus dated November 1, 2008 (as revised January 1, 2009) for Institutional Class and Administrative Class shares of the Trust’s Stock Funds, as supplemented.

(99)(e)	Registrant’s June 30, 2008 Annual Report for Class A, B and C shares of the Trust’s Domestic Stock Funds.

(99)(f)	Registrant’s June 30, 2008 Annual Report for Class D shares of the Trust’s Domestic Stock Funds.

(99)(e)	Registrant’s June 30, 2008 Annual Report for Class R shares of the Trust’s Stock Funds.

(99)(f)	Registrant’s June 30, 2008 Annual Report for Institutional Class and Administrative Class shares of the Trust’s Stock Funds.